FORM OF MASTER ADMINISTRATION AGREEMENT

This Master Administration Agreement (“Agreement”) dated and effective as of ______________, 2012, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and __________________________________________ the registered investment companies listed on Schedule A hereto (each a “Fund”), each having its principal office and place of business at _____________________________.

WHEREAS, each Fund is a closed-end, management investment company, and is registered under the U.S. Securities and Exchange Commission (“SEC”), and has registered shares of beneficial interest (“Shares”) with the SEC by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, Schedule A may be amended in writing by the parties from time to time to add registered investment companies established after the date of this Agreement and made subject to this Agreement in accordance with Section 19 (such registered investment companies, together with each of the Funds listed on Schedule A of even date herewith, being herein referred to collectively as the “Funds”);

WHEREAS, each Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets as set forth on the attached Schedule A, which may be amended by the parties from time to time (such portfolios, together with other all other portfolios subsequently established by such Fund and made subject to this Agreement in accordance with Section 20 of this Agreement, being herein referred to as a “Portfolio,” collectively as the “Portfolios”); and

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative and accounting services to the Funds, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

Each Fund hereby appoints the Administrator to act as administrator and accounting agent to each Fund and Portfolio for purposes of providing certain administrative and accounting services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	Delivery of Documents

Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

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a.	The Fund’s Agreement and Declaration of Trust and By-laws;

b.	The Fund’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment management agreement between the Fund and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to each Fund that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of the Funds

Each Fund represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;
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b.	It has the requisite power and authority under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of beneficial interest.

5.	Administration Services [Note: Services to be Confirmed]

The Administrator shall provide the following services, subject to the authorization and direction of each Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator:

Fund Administration Treasury Services

a.	Prepare for the review by designated officers of the Fund the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

b.	Provide periodic testing of the Fund with respect to compliance with the mandatory qualification requirements of the Internal Revenue Code of 1986, as amended (the “Code”), the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including quarterly compliance reporting to the designated officers of the Fund as well as preparation of Board compliance materials;
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c.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Fund’s management;

d.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

e.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

f.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) under the 1940 Act, as may be mutually agreed upon;

Fund Administration Blue Sky Services

g.	Perform Blue Sky services pursuant to the specific instructions of the Fund’s officers as detailed in Schedule C hereto;

Fund Administration Tax Services

h.	Compute tax basis provisions for both excise and income tax purposes;

i.	Prepare the Fund’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

j.	Coordinate Form 1099-DIV mailings; and

k.	Review annual minimum distribution calculations (income and capital gain) prior to their declaration.

Tax services, as described above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which each Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

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The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Accounting Services

The Administrator shall provide accounting services listed on Schedule B hereto, subject to the authorization and direction of each Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator.

7.	Fees; Expenses; Expense Reimbursement

The Administrator shall receive from each Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, each Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for such Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Funds, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Funds directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of any Fund; costs of Preparation, printing, distribution and mailing, as applicable, of each Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Fund’s tax returns, Form N-2, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Portfolio’s net asset value.

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The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Funds for the acts and omissions of any such person or persons as it is for its own acts and omissions.

8.	Instructions and Advice

At any time, the Administrator may apply to any officer of a Fund or his or her designee for instructions and may consult with its own legal counsel or outside counsel for a Fund or the independent accountants for a Fund at the expense of such Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

The Administrator shall not be liable, and shall be indemnified by each Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Fund. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 7, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by a Fund or Portfolio insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund or Portfolio by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund and Portfolio. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Fund and Portfolio under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by each Fund and Portfolio, including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any liability relating to a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis.

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The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Fund and Portfolio shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Fund or upon reasonable reliance on information or records given or made by a Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.	Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

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The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

11.	Compliance with Governmental Rules and Regulations; Records

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Fund shall at all times remain the property of such Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for a Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

12.	Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Fund from time to time, have no authority to act or represent a Fund in any way or otherwise be deemed an agent of a Fund.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending __________, 2014 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Fund or Portfolio, the applicable Fund or Portfolio shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements.

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In the event of: (i) a Fund's termination of this Agreement with respect to such Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund or Portfolio shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Administrator with respect to such Fund or Portfolio) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver such Fund’s or Portfolio’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of a Fund or Portfolio and distribution of such Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another entity, or (c) the sale by a Fund or Portfolio of all, or substantially all, of the Fund’s or Portfolio’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

14.	Notices

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Funds:

________________________

________________________

________________________

Attn: __________________

Facsimile: ______________

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If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Fund Administration Legal Department

Facsimile: 617-662-3805

15.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

16.	Assignment

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

17.	Successors

This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

18.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19.	Additional Funds

In the event that a registered investment company establishes one or more fund(s) in addition to the Funds listed on the attached Schedule A, with respect to which such registered investment company desires to retain the Administrator to act as administrator under the terms hereof, it shall notify the Administrator in writing. Upon written acceptance by the Administrator, such registered investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.

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20.	Additional Portfolios

In the event that a Fund establishes one or more portfolio(s) in addition to the Portfolios listed on the attached Schedule A, with respect to which such Fund desires to retain the Administrator to act as administrator under the terms hereof, it shall notify the Administrator in writing. Upon written acceptance by the Administrator, such portfolio shall become a Portfolio hereunder and be bound by all terms and conditions and provisions hereof.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

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26.	Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

By:	____________________________________
Name:	____________________________________
Title:	____________________________________

PRIVATE ADVISORS ALTERNATIVE STRATEGIES FUND

By:	____________________________________
Name:	____________________________________
Title:	____________________________________

STATE STREET BANK AND TRUST COMPANY

By:	____________________________________

Name:

Title:

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ADMINISTRATION AGREEMENT

SCHEDULE A

List of Funds and Portfolios

Private Advisors Alternative Strategies Master Fund

Private Advisors Alternative Strategies Fund

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ADMINISTRATION AGREEMENT

SCHEDULE B

ACCOUNTING

Fund Accounting

1.	Process trade file transmitted by a Fund on trade-date, subject to timely receipt by Administrator of necessary information. The trade file from the Fund will include security identifier, quantity, price, and other pertinent information required to process each trade.
2.	Obtain and provide final month-end rates-of-return (“ROR”) and/or Net Asset Value (“NAV”) for each individual underlying fund, timing of delivery to be agreed upon by Administrator and the Investment Manager and subject to the timely receipt by Administrator of necessary information from third parties.
3.	Reconcile the Fund’s cash holdings with the records of the Fund’s custodian. Reconcile the Fund’s holdings in underlying funds with information provided by each individual underlying fund, information provided by the administrator of such underlying fund, or otherwise based upon the direction of the Fund.
4.	Prepare and provide monthly calculation of management fees and performance fees (as applicable) and book related accruals as directed by the Fund.
5.	Book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Fund. Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Fund’s expenses, review calculations of fees paid to the Fund’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments.
6.	Calculate monthly final NAV/ROR for the Fund based solely on information provided by each individual underlying fund, the administrator of such underlying fund, or as otherwise directed and based upon information provided by the Fund. The timing of delivery of such calculations will be agreed upon by Administrator and Fund or the Fund’s investment manager and is subject to the timely receipt by Administrator of necessary information from the underlying funds, the administrators of such underlying funds, and the Fund, as applicable.
7.	Prepare unaudited monthly balance sheet and income statement for the Fund.
8.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by the Fund.

Financial Reporting

1.	Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund that will be included in the Fund’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon).
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2.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules.

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ADMINISTRATION AGREEMENT

SCHEDULE C

Notice Filing with State Securities Administrators

At the specific direction of the Funds, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Fund.

Each Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1. Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2. Filing of Fund’s renewals and amendments as required;

3. Filing of amendments to the Fund’s registration statement where required;

4. Filing Fund sales reports where required;

5. Payment at the expense of the Fund of all Fund Notice Filing fees;

6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7. Filing of annual reports and proxy statements where required; and

8. The performance of such additional services as the Administrator and the Fund may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Fund or its legal counsel. In connection with the services described herein, the Fund shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit 1 attached hereto.

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EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of _______________ that [FUND] (the “Fund”) on behalf of its currently existing series and all future series (the “Portfolios”), with its principal office at ________________, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with its principal office at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR PORTFOLIO SHARES. The power to submit (in any format accepted) notice filings for the Portfolios in each jurisdiction in which the Portfolios’ shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Portfolios’ applications including without limitation, applications to provide notice for the Portfolios’ shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Portfolios’ shares.

2. TRANSMIT FILING FEES. The power to draw, endorse and deposit checks and/or transmit electronic payments in the name of the Portfolios in connection with the notice filings of the Portfolios’ shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Portfolios with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[FUND]

By:________________________________________

Name:_____________________________________

Title:______________________________________

Subscribed and sworn to before me

this ___ day of                                   20

____________________________________________

Notary Public

State of _____________________________________

In and for the County of ________________

My Commission expires ________________

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